Exhibit 99.3

AirTran Airways-Midwest Airlines Q&A

This morning, AirTran Airways publicly announced that it has made a formal offer to purchase Midwest Airlines with the intent of merging the two airlines, combining operations and building one of the strongest and most diverse low cost, low fare airline networks. Over the next several weeks we will provide more information as it becomes available. The following discussion is intended to address many questions that you may have now.

Why is AirTran offering to purchase Midwest Airlines?

We firmly believe that both AirTran Airways and Midwest Airlines are stronger together than either is on their own. The employees and shareholders of both companies, as well as the communities we serve, will benefit from a stronger and more competitive airline network.

How much did AirTran offer to pay for Midwest Airlines?

We delivered a letter to Midwest Airlines offer $11.25 per share in a combination of cash and shares of AirTran Airways. This is a 37% premium to the average share price of Midwest over the 30 days prior to our offer on October 20, 2006 and is valued at more than $288 million dollars in equity and an additional amount for the assumption of debt.

Would this be a buy-out or a merger?

We view this as the combination of two great airlines and would look to create an even stronger airline based on the principles, values and best practices of each carrier. This is as a strategic combination of two networks that will be stronger together than either is on its own.

Is this in response to the US Airways-Delta announcement?

No, we have had conversations with Midwest for several years about a number of possible marketing alliances and a potential merger. It is the result of these discussions and in depth analysis that we determined the best course for both companies is combining the networks. We can accomplish more, grow more profitably, create more jobs, and realize more value and job security together than either AirTran or Midwest can do independently.

How will this affect me or my job?

The combination of AirTran and Midwest will continue to expand and create new jobs and advancement opportunities across both networks. We will grow the primary hubs in Atlanta and Milwaukee as well as staff and support positions in each city. Our combined strengths will create expansion opportunities in key focus cities like Baltimore, Kansas City and Chicago, not to mention the ability to open up new cities and routes. All employees of Midwest will be offered positions with the combined company.

What about pay scales for line employees?

For employee groups represented by unions, we will follow the requirements of the Railway Labor Act. For those employees not represented by a union, we will unify rates of pay and working conditions based upon the principle of fairness to everyone. A key aspect of merging AirTran and Midwest is the creation of a stronger and more competitive company offering greater job security and advancement opportunities.

And seniority integration?

We realize this is a very important consideration and we will make every effort to ensure that it is handled in a fair and equitable manner. Seniority integration for employees covered by union contracts will be based on the terms of the labor contract.

Will this strategic combination of our companies result in layoffs?

No, the combination of the two airlines will result in additional employment opportunities as the combined airline continues to grow and expand the combined network. In fact, our growth opportunities increase as we leverage the strengths of both companies and build a larger route network. We will be a truly national low cost carrier with combined annual revenues exceeding $3 Billion.

We just announced our alliance with Frontier; does this announcement change that agreement?

This doesn’t change our relationship with Frontier in any way. The Frontier alliance is a marketing, frequent traveler and referral program. This alliance will be strengthened by the combination of AirTran and Midwest.

Is this a done deal? What are the next steps?

We’re just at the beginning of this and there are a lot of variables. But we believe this strategic combination would create tremendous benefits for consumers – more convenient service to lots of locations at great low fares; and for employees, who would be working for a larger airline with a broad network. The communities the combined carrier would serve would also benefit from more jobs and low fares to more destinations.

How long will this kind of transaction take?

That depends on a number of factors but it won’t be immediate. First, Midwest’s management must agree that a due diligence process should occur. This is basically an invitation to come in and review certain of Midwest’s numbers, assumptions and projections and negotiate a final sale price. We believe this should be a relatively quick process and firmly believe we can complete a transaction within the first quarter of next year.

How long would it take for labor and operational integration?

We believe we can integrate the companies fairly quickly. We have synergies in our fleet and very complimentary route networks. We will work with the FAA to develop an operations integration plan with the goal of completing it at the earliest practical time.

Do labor contracts allow this transaction?

Labor approval is not necessary for this transaction, although we expect to consult with labor in matters that are important to employees

Will you be meeting with labor groups?

We will be meeting very soon with all employee groups to discuss the rationale and potential of the combined network.

What kind of regulatory approval do we need…DOT, DOJ?

We will need various types of review and approvals from the Department of Justice (DOJ), the Department of Transportation (DOT), the Federal Aviation Administration (FAA), and the Securities and Exchange Commission (SEC). We don’t anticipate there will be any issues that prevent us from completing this transaction.

Who would run the new company?

The AirTran management team, led by Joe Leonard and Bob Fornaro will continue to run the combined company, along with many members of the Midwest management team.

What would we call this new airline?

Both companies have built strong brands. The company would be called AirTran Airways, but we will incorporate aspects of the Midwest Airlines brand, product and services in a number of areas. Some of the synergies of this strategic combination will be adapting the best practices of each airline into the new AirTran Airways.

How will consumers benefit from the combination of AirTran and Midwest?

As we expand our network into new routes and new cities, consumers benefit from new, high quality low fare service. Our current frequent travelers will benefit from expanded service options as we create a truly national low fare airline. This breadth of service will help us attract greater numbers of both price conscious leisure passengers and corporate travelers.

Would we still be a Low Fare Carrier?

No question about that. Our strengths are based on keeping our costs down and provide low fares to our customers. There are a number of benefits to this combination, but one of the most significant advantages is that we will be able to lower our costs even more as we develop efficiencies across the network.

How many employees does Midwest have?

Including Midwest Airlines and Midwest Connect, there are approximately 3,300 employees.

Is Midwest Connect part of this deal?

Yes, Midwest Connect is the brand name of the wholly owned regional airline, Skyway, which provides local and feeder service at Milwaukee and Kansas City. Midwest Connect would continue to operate in much the same way it does today and it is likely that that name will continue. Aircraft in the Midwest Connect fleet include 32-seat 328jets and 19-seat Beech 1900.

Are Midwest Miles going to go away when the combination happens?

No, customers will not lose any miles in the Midwest Miles program. Midwest has worked hard to earn the loyalty of their most frequent travelers, Midwest Miles members are an important part of this transaction.

What about the A+ Rewards program?

Just as Midwest has worked hard to earn the loyalty of their customers, so have we. We will continue the A+ Rewards program and expand those benefits to Midwest Miles members. Members in both programs will benefit from a larger network on which to earn credits. AirTran and Midwest also have a common bank for our frequent traveler affinity credit cards, so combining the programs will be that much easier.

Are we planning to pull out of any cities?

No, the plan for the new combined airline would be to continue to serve all of the existing U.S. destinations served today by both AirTran Airways and Midwest and to add additional service points as the combined fleet expands.

What does today’s announcement mean for customers?

We’re confident that as customers learn more about our plans, they’ll be excited as we are to move forward with this transaction. In the mean time, it’s business as usual at both carriers.

How will this impact ticket prices?

AirTran Airways’ is committed to quality, low fare service, this deal will be to bring low fares to more markets.

Where would we have our headquarters?

Our headquarters is in Orlando and there is no reason to change that. Nonetheless, we have continued to expand our presence in ATL, including our new Technical Operations center and expanding training and reservations facilities. Regardless of our headquarters location, we will have a significant presence in Atlanta, Milwaukee and Orlando and continued job growth and advancement opportunities at all locations.

What are the benefits of this deal and how are they achieved?

There are two main areas for synergies, cost and revenue. The cost synergies are achieved by making the combined carrier more efficient, such as combining information systems, facilities, etc. In combining the fleet, we will be able to lower the 717 operating costs and over time replace MD80s with more fuel efficient 737-700s. These efficiencies will lead to greater growth opportunities and in turn improved revenue.

Would we be getting rid of airplanes or somehow rationalizing fleets/aircraft types?

AirTran will end the year with 127 aircraft; Midwest has 36 mainline aircraft. We anticipate the combined fleet will continue to grow, but over time we will replace the Midwest MD80s with new, more fuel efficient Boeing 737-700s. We will need to learn more about the Skyway fleet and better understand their plans for fleet expansion and renewal. Here’s how the fleets look today:

TYPE	AirTran Airways	Midwest Airlines	Skyway
BOEING 717-200	87	25
Boeing 737-700	35	0
MD80	0	11
328Jets			12
Beech1900			11

Total	122	36	23

What will happen to our existing aircraft orders?

Nothing changes with the aircraft orders; those aircraft will fund our growth and expansion.

What happens to flights at: ATL, MKE, BWI, MDW, MCI, and MCO?

We will continue to grow the main hubs at ATL and MKE, as well as our growing focus cities at BWI, MCI and MDW. Combining our networks will create new flying opportunities in many key cities. The combined carrier will have more than 1,036 daily departures between 72 cities. The combination of AirTran Airways and Midwest Airlines will create a truly national low fare carrier with numerous growth opportunities.

How many airports have both AirTran and Midwest today? How will we combine facilities and operations?

Midwest and AirTran Airways jointly serve 22 airports. We will combine operations, gates, and staffs at these airports to better serve customers, reduce costs and become more efficient. With only a couple of exceptions from MKE, we really have no duplicate service, so combining operations should be relatively smooth.

If we’re a larger airline, will we all make more money?

Yes, combining our networks will both increase our revenue production and reduce our operating costs, thus increasing profitability. This is why a strategic combination like this is so beneficial to the employees and shareholders of both companies as well as the communities we serve. Improved profits create greater shareholder returns, growth opportunities and more job security for everyone. The communities we serve benefit from the economic benefits of more low fare service to more markets.

When would flight benefits start on the other carriers?

Immediately upon closing of the transaction.

How can I keep up with the progress and developments of our deal with Midwest?

The most updated, reliable resource is the special section on our web site, www.airtran.com/midwest.